	Exhibit 99.04
Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2012	Year-to-Date December 2012

Retail Sales	3¢	2¢

Retail Revenue Impacts	2	22

Weather	1	(20)

Other Operating Revenues	1	—

Non-Fuel O&M	9	11

Purchased Power Capacity Expense	1	5

Depreciation and Amortization	(1)	(4)

Taxes Other Than Income Taxes	(1)	(1)

Other Income and Deductions	—	(1)

Interest Expense	—	(2)

Income Taxes	(3)	(1)

Total Traditional Operating Companies	12¢	11¢

Southern Power	1	2

Parent and Other	1	3

Increase in Shares	—	(5)

Total Change in EPS (x-items)	14¢	11¢

MC Asset Recovery Insurance Settlement	—	2

Total Change in EPS (As Reported)	14¢	13¢

Notes
- In March 2009, Southern Company recorded a charge related to a settlement agreement with MC Asset Recovery, LLC (MCAR) to settle a lawsuit. Southern Company filed an insurance claim for a portion of the MCAR settlement amount. In June 2012, Southern Company received an insurance recovery related to this claim. Earnings for the twelve months ended December 31, 2012 include 2 cents a share for the MCAR insurance recovery.

- All figures in this earnings release are preliminary and remain subject to the completion of normal year-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.